Exhibit (d)(145)

[FORM OF]

AMENDED AND RESTATED SUB-ADVISORY AGREEMENT

Between

FIDELITY RESEARCH & ANALYSIS COMPANY

(formerly FIDELITY MANAGEMENT & RESEARCH (Far East), INC.)

and

FIDELITY INVESTMENTS JAPAN LIMITED

AGREEMENT made this ____day of _________, 2007, by and between Fidelity Research & Analysis Company, a Massachusetts corporation (the "Sub-Advisor"); and Fidelity Investments Japan Limited, a Japanese corporation (the "Japan Sub-Advisor").

WHEREAS, Fidelity Management & Research Company, a Massachusetts corporation (the "Advisor") has entered into various management contracts (each, a "Management Contract") with those Massachusetts and Delaware business trusts, each a registered investment company issuing one or more series of shares of beneficial interest, (each, a "Trust") on behalf of each of their respective portfolios listed on Schedule A hereto, as the same may be amended from time to time (each, a "Portfolio"), pursuant to which the Advisor acts as investment adviser to each of the Portfolios; and

WHEREAS, the Sub-Advisor has entered into various Sub-Advisory Agreements (each, a "Sub-Advisory Agreement") with the Advisor, pursuant to which the Sub-Advisor, directly or through certain of its subsidiaries or other affiliated persons, may provide, at the Advisor's discretion, investment advice or investment management and order execution services in respect of each Portfolio; and

WHEREAS, the Japan Sub-Advisor has personnel in Japan, and has been formed for the purpose, among others, of researching and compiling information and recommendations with respect to the economies of Japan and other Asian countries and the securities of issuers located in Japan and other Asian countries; and

WHEREAS, the Japan Sub-Advisor has been providing investment advisory and management services to the Sub-Advisor and the Advisor pursuant to a number of individual agreements in respect of each Portfolio;

NOW THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Sub-Advisor and the Japan Sub-Advisor hereby agree to amend and restate their agreements in respect of all of the Portfolios as follows:

1. Delegation of Duties: Pursuant to paragraph 1(c) of the Sub-Advisory Agreement, the Sub-Advisor hereby delegates to the Japan Sub-Advisor, and the Japan Sub-Advisor hereby accepts, responsibility for performing such investment advisory, research and management services relating to the Japanese economy and the securities of Japanese issuers (and such other Asian economies and issuers as the Sub-Advisor may request from time to time) as may be requested of the Sub-Advisor by the Advisor from time to time pursuant to the Sub-Advisory Agreements. The Japan Sub-Advisor shall pay the salaries and fees of all personnel of the Japan Sub-Advisor performing such services on behalf of the Portfolios.

(a) Investment Advice: In connection with the performance of such services, the Japan Sub-Advisor shall furnish to the Advisor and the Sub-Advisor such factual information, research reports and investment recommendations as Advisor or the Sub-Advisor may reasonably require. Such information may include written and oral reports and analyses. All such reports, recommendations, analyses and other information may be used, transferred, assigned or sold by the Sub-Advisor, in its sole discretion, without the consent of the Japan Sub-Advisor.

(b) Investment Management: The Japan Sub-Advisor is hereby authorized to manage such portion of the Japanese or other Asian investments of a Portfolio as the Sub-Advisor shall request from time to time. Such investment management activities shall be subject to and in accordance with the investment objective, policies and limitations provided in the applicable Portfolio's Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the "1940 Act") and rules thereunder, as amended from time to time, and such other limitations as the applicable Trust or the Advisor may impose with respect to the Portfolio by notice to the Japan Sub-Advisor. With respect to the portion of the investments of a Portfolio under its management, the Japan Sub-Advisor is authorized to place orders for the purchase and sale of such securities through such broker/dealers as the Japan Sub-Advisor may select in accordance with the provisions of paragraph 3 hereof. All investment management and any other activities of the Japan Sub-Advisor shall at all times be subject to the control and direction of the Sub-Advisor, the Advisor and the Trusts' respective Boards of Trustees.

(c) Subsidiaries and Affiliates: The Japan Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Japan Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by each applicable Trust to the extent required pursuant to the 1940 Act and rules thereunder.

2. Information to be Provided to the Trust, the Advisor and the Sub-Advisor: The Japan Sub-Advisor shall furnish such reports, evaluations, information or analyses to each applicable Trust, the Advisor, and the Sub-Advisor, as the Trusts' Boards of Trustees, the Advisor or the Sub-Advisor may reasonably request from time to time, or as the Japan Sub-Advisor may deem to be desirable.

3. Brokerage: In connection with the services provided under sub-paragraph 1(b) of this Agreement, the Japan Sub-Advisor shall place orders for the purchase and sale of portfolio securities for each applicable Portfolio's account with brokers or dealers selected by the Japan Sub-Advisor, which may include brokers or dealers affiliated with the Advisor, the Sub-Advisor or the Japan Sub-Advisor. The Japan Sub-Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Portfolios and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Portfolios and/or other accounts over which the Japan Sub-Advisor, the Sub-Advisor of the Advisor exercise investment discretion. The Japan Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for a Portfolio which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Japan Sub-Advisor determines in good faith that such amount is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Japan Sub-Advisor, the Sub-Advisor or the Advisor have with respect to accounts over which they exercise investment discretion. The Trustees of each Trust shall periodically review the commissions paid by each of their respective Portfolios to determine if the commissions paid over the representative periods of time are reasonable in relation to the benefits to such Portfolio.

4. Compensation: For the services provided under subparagraph 1(a) of this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a monthly fee equal to 100% of the Japan Sub-Advisor's costs incurred in connection with rendering the services provided hereunder. For services provided under subparagraph 1(b) of this Agreement, the Sub-Advisor agrees to pay the Japan Sub-Advisor a monthly fee equal to 105% of the Japan Sub-Advisor's costs incurred in connection with rendering the services thereunder. The Japan Sub-Advisor's fee shall not be reduced to reflect expense reimbursements or fee waivers by the Sub-Advisor or the Advisor, if any, in effect in respect of any Portfolio from time to time.

5. Expenses: It is understood that the Portfolios will pay all of their expenses other than those expressly stated to be payable by the Japan Sub-Advisor hereunder, by the Sub-Advisor under the Sub-Advisory Agreement or by the Advisor under the applicable Management Contract.

6. Interested Persons: It is understood (i) that Trustees, officers, and shareholders of each Trust are or may be or become interested in the Advisor, the Sub-Advisor or the Japan Sub-Advisor as directors, officers or otherwise, (ii) that directors, officers and stockholders of the Advisor, the Sub-Advisor or the Japan Sub-Advisor are or may be or become similarly interested in a Trust, and (iii) that the Advisor, the Sub-Advisor or the Japan Sub-Advisor are or may be or become interested in a Trust as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Japan Sub-Advisor to the Sub-Advisor are not to be deemed to be exclusive, the Japan Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere in a material manner, with the Japan Sub-Advisor's ability to meet all of its obligations hereunder. The Japan Sub-Advisor shall for all purposes be an independent contractor and not an agent or employee of the Sub-Advisor, the Advisor or the Trust.

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor, the Japan Sub-Advisor and the Trust. Nothing in this Agreement makes the Japan Sub-Advisor an agent of the Advisor, Sub-Advisor or the Trust and the Japan Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1 herein, of the Advisor, Sub-Advisor and the Trust, or otherwise to bind the Advisor's and the Trust's assets under management.

The Japan Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent of either the Advisor, Sub-Advisor or the Trust. The Japan Sub-Advisor has no power or authority to act for, represent, or bind the Advisor, Sub-Advisor or the Trust or any company affiliated with either of them.

8. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Japan Sub-Advisor, the Japan Sub-Advisor shall not be subject to liability to the Sub-Advisor, the Advisor, the Trust or to any shareholder of any Portfolio for any act or omission in the course of or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

9. Liability: Notwithstanding anything in this Agreement to the contrary, it is understood that the Sub-Advisor shall remain liable to the Advisor and each Portfolio under the Sub-Advisory Agreement for the acts and omissions of Japan Sub-Advisor taken in the course of the performance of the Japan Sub-Advisor's duties hereunder to the same extent as would be the case had the Sub-Advisor performed such acts or omissions itself, provided, however, that to the extent the Sub-Advisor suffers a loss to the Advisor or a Portfolio as a result of or arising out of such acts or omissions of the Japan Sub-Advisor, the Sub-Advisor shall be entitled to seek redress against the Japan Sub-Advisor in accordance with the terms hereof.

10. Duration and Termination of Agreement; Amendments:

(a) Subject to prior termination as provided in subparagraph (d) of this paragraph 10, this Agreement shall continue in force until June 30, 200_ in respect of each Portfolio designated as a fixed-income fund on Schedule A, and until July 31, 200_ in respect of each Portfolio designated as an equity fund on Schedule A, and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved in respect of such Portfolio at least annually by vote of the applicable Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Portfolio.

(b) This Agreement may be modified in respect of any Portfolio by mutual consent of the Advisor, the Sub-Advisor, the Japan Sub-Advisor and each applicable Portfolio, subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Securities and Exchange Commission (the "Commission") or any rules or regulations adopted by, or interpretative releases of, the Commission.

(c) In addition to the requirements of subparagraphs (a) and (b) of this paragraph 10, the terms of any continuance or modification of this Agreement in respect of each Portfolio must have been approved by the vote of a majority of those Trustees of each applicable Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

(d) Either the Advisor, the Sub-Advisor or the Japan Sub-Advisor may at any time on sixty (60) days' prior written notice to the parties to this Agreement, the Advisor and the Board of Trustees of the applicable Trust(s), terminate this Agreement in respect of any or all of the Portfolios, without payment of any penalty. Each Portfolio may at any time on sixty (60) days' prior written notice to the parties to this Agreement and the Advisor, terminate this Agreement in respect of such Portfolio, without payment of any penalty, by action of the Board of Trustees of the applicable Trust or by vote of a majority of the Portfolio's outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment

11. Limitation of Liability: The Japan Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of each Trust and agrees that any obligations of a Trust in respect of a Portfolio arising in connection with this Agreement shall be limited in all cases to the applicable Portfolio and its assets; and the Japan Sub-Advisor shall not seek satisfaction of any such obligation from any other Portfolio, the shareholders or any shareholder of any Portfolio, or the Trustees or any individual Trustee of any Trust.

12. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms "registered investment company," "vote of a majority of the outstanding voting securities," "assignment," and "interested person," when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended.

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

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